Exhibit (c)(35)

Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose September 13, 2018 PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Gol dman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a produ ct of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies name d herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solic itation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Conflicts Committee of Board of Directors of Arkose GP LLC (the “Committee"), the general partner of Arkose GP LP (the "Company"), in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. 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Goldman Sachs

Status of Key Transaction Components

INVESTMENT BANKING DIVISION

	Transaction Terms	GP	Series B	AR S.C.	AM S.C.
Merger Consideration	■ 1.775x with $3 per unit cash credit against exchange ratio — Implies aggregate consideration of 1.6121x + $3 per Midstream unit calculated off 1.775x exchange ratio using GP 20-day VWAP as of 4-Sept-2018 (assumption in favor of AM) — Cash-stock election mechanic (details to be refined) such that the fixed share and cash pools are distributed in full to AM unitholders ■ $0.415 special cash distribution to AM public unitholders at close	1.775x + $0.415 / Unit Special Dist. to Public	✓ (Agree to Either)	✓ (Agree to Either)	Two Option Counter Proposal
Series B Settlement	■ 18.5mm New GP shares ■ Original vesting schedule and consequences for accrued Series B distributions, except as noted below — No accelerated vesting for any Series B unitholder — Not subject to performance metrics at Upstream ■ Unvested New GP shares received at closing do not accrue New GP dividends (i.e., estimated four quarters of foregone dividend accruals on final tranche) ■ Forfeiture of Series B settlement shares if holder leaves prior to vesting (i.e, no reallocation of settlement shares to other Series B holders)	✓	✓	✓	[✓]
Pro Forma Distribution	■ Communicate to investors at transaction announcement intention to keep Midstream distribution whole for 1 year (four quarters) for Midstream unitholders who receive the all equity consideration of 1.775x New GP shares	✓	✓	✓	[✓]
New AMGP Structure, Board, and Governance	■ Delaware C-Corp with majority of independent directors elected by public New GP shareholders and no controlled company exceptions	✓	✓	✓	[✓]
	■ New GP board will have staggered board terms	✓	✓	✓	[✓]
	■ Nomination rights and step-downs: Upstream nominating committee to nominate director designees; Upstream to have proportionate step-down rights as sponsors	<<< In final negotiations >>>			
GP Vote	■ Yes, vote of majority of unaffiliated shareholders to approve	✓	✓	✓	[✓]
Midstream Vote	■ Yes, vote of majority of unaffiliated unitholders to approve	✓	✓	✓	[✓]
Registration Rights	■ Upstream, sponsors, and Series B unitholders to have registration rights equivalent to their existing rights	✓	✓	✓	[✓]
Water Earn Outs	■ No acceleration of water earn outs	✓	✓	✓	[✓]

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Review of Offers to Date

Summary of Economic Terms

INVESTMENT BANKING DIVISION

	Date	Proposal	Summary
1	4-Jun-2018	GP Proposal	1.6000x Exchange Ratio (All equity)
	14-Jul-2018	Midstream / Upstream Response	1.9600x Exchange Ratio (1.7500x + $4/unit cash)
2	20-Jul-2018	Revised GP Proposal	1.6500x Exchange Ratio (All equity)
	25-Jul-2018	Revised Midstream / Upstream Response	1.9100x Exchange Ratio (1.7100x + $3.84/unit cash)
3	12-Aug-2018	Revised GP Proposal	1.7000x Exchange Ratio (All equity)
	14-Aug-2018	Revised Midstream / Upstream Response (In Person – Denver)	1.8650x Exchange Ratio (1.7100x + $3.00/unit cash)
4	14-Aug-2018	Revised GP Proposal (In Person – Denver)	1.7000x Exchange Ratio (1.5449x + $3/unit cash)
5	20-Aug-2018 ✓	Revised GP Proposal **(Accepted by Upstream)**	1.7750x Exchange Ratio (1.6117x + $3/unit cash)
6	30-Aug-2018	Revised GP Proposal	1.7750x Exchange Ratio (1.6145x +$3/unit cash to all Midstream Unitholders), plus $0.415 special distribution to Midstream Public Unitholders
	1-Sep-2018	Revised Midstream Proposal	Either: ■ 1.775x Exchange Ratio (inclusive of $3/unit cash consideration) plus $0.415 special distribution to Midstream Public Unitholders plus Series B settlement at 13.5mm shares; or ■ 1.8500x Exchange Ratio to Midstream Public, (consideration mix TBD, but targeting $3/Unit cash credit and $0.415 special distribution) plus Series B settlement at 18.5mm shares

Note: Cash component converted to exchange ratio equivalent based on the price date referenced in the respective offers or used for negotiations for all offers through 14-Aug-2018; 20 trading day VWAP as of the close prior to the offer date used for subsequent offers. Final mechanism for converting cash component to equity exchange ratio has not yet been settled.

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INVESTMENT BANKING DIVISION

Components of Total Consideration


Current GP Offer
1.6084 x
0.1666 x
1.7750 x
0.0230 x
1.7980 x
$3/unit cash converted to exchange ratio equivalent based on GP 20-Trading Day VWAP
$0.415/unit cash converted to exchange ratio equivalent based on GP 20-Trading Day VWAP
Equity Component
Cash Component
Total Merger Consideration
Special Dividend to Midstream Public
Effective Exchange Ratio to Midstream Public


Current Midstream Offer
1.6604 x
0.1666 x
1.8270 x
0.0230 x
1.8500 x
$3/unit cash converted to exchange ratio equivalent based on GP 20-Trading Day VWAP
$0.415/unit cash converted to exchange ratio equivalent based on GP 20-Trading Day VWAP
Equity Component
Cash Component
Total Merger Consideration
Special Dividend to Midstream Public
Effective Exchange Ratio to Midstream Public

Source: Bloomberg market data as of 12-Sep-2018

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Summary Present Value of Future Share Price 1.8270x Exchange Ratio (1.6604x Equity + $3 / Unit Cash) + $0.415 Special Dividend to Midstream Public Unitholders Illustrative Pro Forma Trades in Line With Midstream Status Quo Primary Assumptions for Valuation $ 34.58 $ 31.37 $ 30.44 $ 29.73 $ 30.96 $ 28.02 $ 30.96 $ 26.86 $ 26.04 $ 25.63 $ 27.05 $ 24.97 $ 27.05 $ 23.88 $ 25.63 $ 22.47 $ 21.75 $ 22.29 $ 22.29 $ 20.72 $ 19.86 $ 20.72 $ 17.92 $ 17.92 2019 2020 2021 Pro Forma @ 7.25% Yield Status Quo @ 7.0% Yield 2019 2020 2021 Pro Forma @ 8.0% Yield Status Quo @ 7.0% Yield Pro Forma @ 6.25% Yield Status Quo @ 6.0% Yield Pro Forma @ 7.0% Yield Status Quo @ 6.0% Yield Source: Arkose Projections and Bloomberg market data as of 12-Sep-2018 5

Illustrative Analysis at Various Equity Values 1.8270x Exchange Ratio (1.6604x Equity + $3 / Unit Cash) + $0.415 Special Dividend to Midstream Public Unitholders Combined Market Cap - Current Value Approx. Combined Market Cap - Indexed Value² Illustrative Equity Value Before Cash³ (-) Cash Consideration & Special Dividend $ 9,029 (601) $ 9,400 (601) $ 9,800 (601) $ 10,200 (601) $ 10,600 (601) $ 11,000 (601) (+) Pro Forma Net Debt at YE2018 2,387 2,387 2,387 2,387 2,387 2,387 Current Arkose Multiples Implied EV / EBITDA 2019 2020 Metric Midstream GP $ 989 1,222 10.9 x 8.8 11.3 x 9.2 11.7 x 9.5 12.1 x 9.8 12.5 x 10.1 12.9 x 10.5 10.8 x 8.7 NA NA GP Yield Implied Distribution Yield Current 26-Jan Index $ 0.89 1.34 5.4% 8.2 5.2% 7.9 5.0% 7.5 4.8% 7.2 4.6% 6.9 4.4% 6.7 5.0% 7.6 4.3% 6.5 2019 2020 Current Equity Multiples / Yields Implied P / DCF 2019 2020 Midstream SHLX HESM NBLX $ 1.59 1.94 10.3 x 8.4 10.7 x 8.8 11.2 x 9.2 11.7 x 9.6 12.2 x 10.0 12.7 x 10.4 11.0 x 9.3 14.5 x 13.3 12.1 x 10.5 9.3 x 8.1 Implied Distribution Yield 2019 2020 $ 1.21 1.66 7.4% 10.2 7.1% 9.8 6.8% 9.3 6.5% 9.0 6.3% 8.6 6.0% 8.3 7.3% 9.4 7.7% 8.3 7.2% 8.3 6.4% 7.7 Source: Arkose Projections, Arkose Merger Model, and Bloomberg market data as of 12-Sep-2018 Note: Analysis assumes 18.5mm shares issued to Series B. 1 PV10 calculated based on midyear convention and discounted to 30-Jun-2018. PV10 of residual step up calculated from PWC/Arkose provided depreciation schedule for step up in tax basis assuming 1.8270x merger consideration exchange ratio and share/unit prices as of 6-Sep-2018; analysis assumes 25.3% tax rate. 2 Indexed value reflects illustrative market cap based on GP and Midstream prices indexed to the AMZ since 26-Jan-2018, the last trading day prior to the announcement of a strategic review. 3 Arkose status quo equity value based on combined Midstream diluted equity value, market implied Series B value, and GP equity value. Pro forma share count includes LTIP. 6 Selected High Growth MLPs (with IDRs) 18-20 CAGR29%11%15%20 % Pro Forma 18-20 CAGR58 % Status Quo Implied Enterprise Value at Close$ 10,815$ 11,186$ 11,586$ 11,986$ 12,386$ 12,786 Implied Share Price $16.30$17.02 $17.79$18.56$19.34$20.11 PV10 of Residual Step Up in Tax Basis at End of Forecast: $479mm1 Illustrative PF Equity Value$ 8,428$ 8,799$ 9,199$ 9,599$ 9,999$ 10,399 PV10 of 2019-2022 Cash Tax Savings: ~$289mm1 Current GP Price: $ 17.58

Appendix A: Additional Reference Materials

INVESTMENT BANKING DIVISION

Determining Arkose's Overall Status Quo Yield

($ in millions, except per share / unit data)

Calculation of Combined Equity Value

	Current Close	AMZ Indexed From 26-Jan
Basic Midstream Units	187	
(+) Midstream LTIP	1	
Midstream Diluted Unit Count	188	
(x) Midstream Unit Price	$ 30.18	$ 30.96
Midstream Diluted Equity Value	$ 5,677	$ 5,824
Current Premium (Discount) to Index		(3)%
GP Shares	186	186
(+) Series B Converted Shares[1]	4.4	5.3
GP Diluted Share Count	191	191
(x) GP Share Price	$ 17.58	$ 20.58
GP Diluted Equity Value	$ 3,352	$ 3,940
Current Premium (Discount) to Index		(15)%
Arkose GP Diluted Equity Value	$ 9,029	$ 9,765
Current Premium (Discount) to Index		(8)%
Net Debt (Incl. Water Drop)	1,611	1,611
Enterprise Value	$10,640	$11,376

Calculation of Yield

	Based on Current Prices		Based on 26-Jan Index	
	2019	2020	2019	2020
Midstream Unit Price	$ 30.18	$ 30.18	$ 30.96	$ 30.96
(/) LP DCF	2.76	3.24		
Midstream P/LP DCF	11.0 x	9.3 x	11.2 x	9.5 x
Midstream LP DPU	$ 2.21	$ 2.85		
(/) Midstream Unit Price	30.18	30.18	30.96	30.96
Implied Yield	7.3 %	9.4 %	7.1 %	9.2 %
GP DPS	$ 0.89	$ 1.34		
(/) GP Share Price	17.58	17.58	20.58	20.58
Implied Yield	5.0 %	7.6 %	4.3 %	6.5 %
19-20 Average Yield	6.3 %		5.4 %	
Distributable Cash Flow[2]	$ 795	$ 950		
Distributed Cash[3]	591	802		
Implied Equity Value / Total DCF	11.4 x	9.5 x	12.3 x	10.3 x
Implied Distribution Yield	6.5 %	8.9 %	6.1 %	8.2 %
EBITDA	$ 989	$ 1,222		
EV/EBITDA	10.8 x	8.7 x	11.5 x	9.3 x

Source: Arkose Projections and Bloomberg market data as of 12-Sep-2018
Note: Share counts based on 2Q2018 Midstream and GP 10-Qs.
[1] Current Close based on 20-day VWAP; Indexed Series B values based on GP status quo market cap and status quo Series B conversion.
[2] Based on total DCF at Midstream, excluding taxes at GP.
[3] Based on distributions to LPs at Midstream, distributions to Series B unitholders, and dividends to GP shareholders.

Additional Reference Materials

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YTD Stock Price Performance Arkose Absolute Price and AMZ Indexed Prices | Indexed Based on GP Peak (26-Jan-2018) GP Midstream $ 36.00 $ 24.00 $ 34.00 $ 22.00 $ 32.00 $ 30.96 $ 30.18 $ 20.58 $ 30.00 $ 20.00 $ 28.00 $ 18.97 $ 18.00 $ 26.00 $ 24.00 $ 17.58 $ 16.00 $ 22.00 $ 20.00 $ 14.00 Jan-2018 Mar-2018 May-2018 Aug-2018 Jan-2018 Mar-2018 May-2018 Aug-2018 Absolute Price AMZ Indexed (26-Jan) AMZ Indexed (22-Aug) Source: Bloomberg market data as of 12-Sep-2018 9 Additional Reference Materials

Historical NTM Last Two Years Dividend Yield 8.0% 7.5% 7.0% 6.9% 6.1% 6.0% 4.6% 4.0% 2.0% 0.0 % Sep-2016 Jan-2017 May-2017 Sep-2017 Jan-2018 May-2018 Sep-2018 Midstream GP Noble Midstream Hess Midstream Shell Midstream Source: Bloomberg market data as of 12-Sep-2018 10 Additional Reference Materials NTM-Time Weighted Div Yield

INVESTMENT BANKING DIVISION

Illustrative GP / Midstream Contribution Analysis

($ in millions)

GP / Midstream Spot Price: $17.58 / 30.18

GP / Midstream VWAP: $18.01 / $30.25

		Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Ratio of Observed Market Cap: GP	Ratio of Observed Market Cap: Series B	Ratio of Observed Market Cap: Midstream	Breakeven Exchange Ratio (GP Perspective)[1]
Observed Equity Value	Current Market Cap (Spot)	$ 3,274	$ 78	$ 5,677	36.3 %	0.9 %	62.9 %	1.642 x
	20 Trading Day VWAP Based Market Cap	3,354	108	5,824	36.1 %	1.2 %	62.7 %	1.652
	Illustrative GP $19 Share Price	3,538	80	5,690	38.0 %	0.9 %	61.1 %	1.516
Observed Equity Value Plus PV10 of Near Term Tax Synergies (Added to Midstream)	Current Market Cap (Spot)	$ 3,274	$ 78	$ 5,966	35.1 %	0.8 %	64.0 %	1.729 x
	20 Trading Day VWAP Based Market Cap	3,354	108	6,113	35.0 %	1.1 %	63.8 %	1.738
	Illustrative GP $19 Share Price	3,538	80	5,979	36.9 %	0.8 %	62.3 %	1.597
Observed Equity Value Plus PV10 of All Tax Synergies (Added to Midstream)	Current Market Cap (Spot)	$ 3,274	$ 78	$ 6,445	33.4 %	0.8 %	65.8 %	1.874 x
	20 Trading Day VWAP Based Market Cap	3,354	108	6,592	33.4 %	1.1 %	65.6 %	1.879
	Illustrative GP $19 Share Price	3,538	80	6,458	35.1 %	0.8 %	64.1 %	1.731
New AMGP Equity Ownership at Various Exc. Ratios	1.827 x				34.0 %	3.4 %	62.7 %	
	1.775 x				34.6 %	3.4 %	62.0 %	

■ GP ■ Series B ■ Midstream

Source: Arkose Projections and Bloomberg market data as of 12-Sep-2018

[1] *Calculated assuming fixed 18.5mm shares issued to retire Series B units and exchange ratio to Midstream required to set GP's pro forma ownership equal to its portion of market capitalization.*

Additional Reference Materials 11